Exhibit (k)(5)

FIRST AMENDMENT TO THE AMENDED AND RESTATED

STONE RIDGE TRUST V

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), is effective as of as of July 1, 2024 (the “Effective Date”), to the Amended and Restated Transfer Agent Servicing Agreement, dated October 30, 2017 (the “Agreement”), by and between STONE RIDGE TRUST V, a Delaware statutory trust (the “Trust”) on behalf of its series, Stone Ridge Alternative Lending Risk Premium Fund, (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit B of the Agreement to update fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

STONE RIDGE TRUST V, on behalf of its series,

Stone Ridge Alternative Lending Risk Premium Fund

By:	/s/ Leson Lee

Name: Leson Lee

Title:	Assistant Treasurer

Date: 9/16/2024

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Greg Farley

Name: Greg Farley

Title:	SVP

Date: 9/16/2024